                                                                    EXHIBIT 99.6




                          FORM OF EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                              COVALENT GROUP, INC.

                                       AND

                             KENNETH M. BOROW, M.D.

                                TABLE OF CONTENTS


                                                                                          PAGE
1.      Employment..........................................................................1
2.      Loyal And Conscientious Performance; Noncompetition.................................2
3.      Compensation Of THE Executive.......................................................3
4.      Termination.........................................................................4
5.      Confidential And Proprietary Information; Nonsolicitation...........................7
6.      Assignment And Binding Effect.......................................................7
7.      Notices.............................................................................8
8.      Choice Of Law.......................................................................8
9.      Integration.........................................................................8
10.     Amendment...........................................................................8
11.     Waiver..............................................................................8
12.     Severability........................................................................9
13.     Interpretation; Construction........................................................9
14.     Representations And Warranties......................................................9
15.     Counterparts........................................................................9
16.     Arbitration.........................................................................9
17.     Injunctive Relief..................................................................10
18.     Trade Secrets Of Others............................................................10
19.     Advertising waiver.................................................................10




                                       i.

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on ___________ __, 1999, by and between COVALENT GROUP, INC., a Nevada corporation (the "Company"), and KENNETH M. BOROW, M.D. (the "Executive"). The Company and the Executive are hereinafter collectively referred to as the "Parties", and individually referred to as a "Party".

                                    RECITALS

         WHEREAS, the Executive currently maintains the title and position of President, Chief Operating Officer and Chief Medical Officer with the Company, which he shall continue to hold until the Effective Date of this Agreement.

         WHEREAS, Bruce LaMont, the majority stockholder of the Company and the Covalent Group, LLC are currently engaged in negotiations for the sale and purchase of all of the equity securities of the Company held by Mr. LaMont (the "Transaction"). If the Transaction is consummated this Agreement shall become automatically effective on the closing of the Transaction (the "Effective Date") pursuant to the terms and conditions set forth herein.

         WHEREAS, upon the Effective Date of this Agreement, the Executive agrees, as part of this Agreement and in consideration thereof, to execute a release and waiver of claims (substantially in the form of which is attached hereto as Exhibit A) in exchange for the promises and covenants set forth in this Agreement.

                                    AGREEMENT

         In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

         1. EMPLOYMENT.

            1.1 TERM. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Subject to extension in accordance with
Section 1.2 herein, the term of this Agreement shall commence on the Effective Date and shall continue for three (3) years thereafter unless terminated earlier in accordance with Section 4 herein or extended in accordance with SECTION 1.2 herein (the "Term").

            1.2 RENEWAL. The term of this Agreement shall be automatically extended by one (1) year on the last day of the Term (and each anniversary thereof) unless written notice has been provided by either Party pursuant to
Section 7 herein no less than sixty (60) days prior to the date of such automatic renewal (a "Non-Renewal Notice"). Notwithstanding anything herein to


                                       1.

the contrary, either Party may terminate the Executive's employment under this Agreement at any time, with or without Cause, subject to the terms and conditions of Section 4 below.

            1.3 TITLE. From the date hereof through the Effective Date, Executive shall continue to service as the President, Chief Operating Officer and Chief Medical Officer of the Company. From and after the Effective Date, the Executive shall have the title of Chief Executive Officer of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe. The Executive shall report to the Board of Directors of the Company.

            1.4 BOARD OF DIRECTORS. The Company agrees to nominate Executive for a position as a director and voting member of the Board of Directors at the next regularly scheduled Board of Directors meeting following the Effective Date of the Agreement.

            1.5 DUTIES. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Executive Officer, consistent with the bylaws of the Company and as required by the Company's Board of Directors.

            1.6 POLICIES AND PRACTICES. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and its Board of Directors, except that when the terms of this Agreement differ from or are in conflict with the Company's policies or practices, this Agreement shall control.

            1.7 LOCATION. Unless the Parties otherwise agree in writing, during the Term of this Agreement, Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company's offices, located in Wayne, Pennsylvania; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company's business.

            1.8 LIFE INSURANCE POLICY. Executive understands and agrees that the Company anticipates securing a life insurance policy on Executive up to an amount of three million dollars ($3,000,000). Executive agrees to cooperate with the Company in obtaining such life insurance, including submitting to a physical examination if required to do so by the insurance carrier.

         2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

            2.1 LOYALTY. During the Executive's employment by the Company, the Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement, provided, however, that the Company agrees that Executive may continue his work as a medical consultant and expert witness, to the extent that such work does not interfere with Executive's duties under this Agreement.



                                       2.

            2.2 COVENANT NOT TO COMPETE. Except with the prior written consent of the Company's Board of Directors, the Executive will not, during the Term of this Agreement, and any period during which the Executive is receiving compensation or any other consideration from the Company pursuant to Section
4.4.3 herein, engage in pharmaceutical research development that competes with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of pharmaceutical research development.

            2.3 AGREEMENT NOT TO PARTICIPATE IN COMPANY'S COMPETITORS. During the Executive's employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, engaged in pharmaceutical research development. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 2.

         3. COMPENSATION OF THE EXECUTIVE.

            3.1 BASE SALARY. The Company shall pay the Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

            3.2 CHANGES TO COMPENSATION. The Executive's compensation may be changed from time to time by mutual agreement of the Executive and the Company.

            3.3 EMPLOYMENT TAXES. All of the Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

            3.4 BENEFITS. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees.

            3.5 BONUS. Executive's performance shall be reviewed by the Board of Directors on a periodic basis and the Board of Directors may, in its sole discretion, provide a bonus to Executive as shall be appropriate or desirable based on Executive's performance, the performance of the Company and the milestones determined by the Board of Directors in its sole discretion.

            3.6 OPTIONS. On the Effective Date, or as soon as practicable thereafter, Executive shall be granted option to acquire 500,000 shares of the Company's Common Stock



                                       3.
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(the "Options") vesting monthly over a three year term, exercisable at the then current fair market value thereof, and under such other terms of the Company's stock option plan.

         4. TERMINATION.

            4.1 TERMINATION BY THE COMPANY. The Executive's employment with the Company may be terminated under the following conditions:

                4.1.1 DEATH OR DISABILITY. The Executive's employment with the Company shall terminate effective upon the date of the Executive's death or "Complete Disability" (as defined in Section 4.5.1).

                4.1.2 FOR CAUSE. The Company may terminate the Executive's employment under this Agreement for "Cause" (as defined in Section 4.5.2) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 7 below.

                4.1.3 WITHOUT CAUSE. The Company may terminate the Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to the Executive. Any notice of termination given pursuant to this Section 4.1.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 7 below.

                4.1.4 NON-RENEWAL NOTICE. The Company may terminate this Agreement by providing the Executive with a Non-Renewal Notice sixty (60) days prior to the date of automatic renewal, as provided in Section 1.1 herein.

            4.2 TERMINATION BY EXECUTIVE. The Executive may terminate the Executive's employment with the Company at any time and for any reason by delivery of a written notice of such termination to the Company's Board of Directors. Any notice of termination given pursuant to this Section 4.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 8 below.

            4.3 TERMINATION BY MUTUAL AGREEMENT OF THE PARTIES. The Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

            4.4 COMPENSATION UPON TERMINATION.

                4.4.1 DEATH OR COMPLETE DISABILITY. If the Executive's employment shall be terminated by death or Complete Disability as provided in
Section 4.4.1, the Company shall pay the Executive's accrued Base Salary and accrued and unused vacation benefits earned



                                       4.

through the date of termination at the rate in effect at the time of termination to Executive and/or Executive's heirs, and the Company shall thereafter have no further obligations to the Executive and/or Executive's heirs under this Agreement.

                4.4.2 CAUSE, NON-RENEWAL OR TERMINATION BY EXECUTIVE. If the Executive's employment shall be terminated by the Company for Cause, if Company provides Executive with a Non-Renewal Notice prior to the date of automatic renewal as provided in Section 1.1, or if the Executive terminates employment hereunder, the Company shall pay the Executive's accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

                4.4.3 WITHOUT CAUSE. If the Company shall terminate the Executive's employment without Cause during the Term, then upon the Executive's furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall be entitled to the following:

                    (i) The Executive's Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings; and

                    (ii) Continuation of the Executive's annual Base Salary in effect at the time of termination for the greater of three years after the Effective Date or one (1) year after the termination date, subject to standard deductions and withholdings; and

                    (iii) Reimbursement of the Executive's health insurance benefits for the greater of three years after the Effective Date or one (1) year after the termination date, to the extent permitted by law and by the Company's then current group health insurance policies; and

                    (iv) The immediate acceleration of the portion of Executive's Options which would have vested during the greater of three years after the Effective Date or one (1) year after the termination date (the "Severance Options"), such that on the date of termination the Severance Options are immediately exercisable.

                4.4.4 COVENANT NOT TO COMPETE. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this
Section 4.4, the Company's obligations, and the Executive's rights, pursuant to
Section 4.4.3 shall cease and be rendered a nullity immediately should the Executive violate the provision of Section 2.2 herein, or should the Executive violate the terms and conditions of the Executive's Proprietary Information and Inventions Agreement.

                4.4.5 TERMINATION OF OBLIGATIONS. In the event of the termination of the Executive's employment hereunder and pursuant to this Section 4, the Company shall have no obligation to pay Executive any Base Salary, bonus or other compensation or benefits, except as provided in this Section 4.4 or for benefits due to the Executive (and/or the Executive's dependents under the terms of the Company's benefit plans). The Company may offset any



                                       5.
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amounts Executive owes it or its subsidiaries against any amount it owes
Executive pursuant to this Section 4.4.

            4.5 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                4.5.1 COMPLETE DISABILITY. "Complete Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term "Complete Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board of Directors, determines to have incapacitated the Executive from satisfactorily performing all of the Executive's usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board of Directors shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

                4.5.2 FOR CAUSE. The term "Cause" shall mean the following:

                    (i) The Executive's willful or reckless, and repeated failure to satisfactorily perform the Executive's job duties under this Agreement after notice from the Company and thirty (30) days opportunity to cure;

                    (ii) Failure by the Executive to comply with all material applicable laws in performing the Executive's job duties or in directing the conduct of the Company's business, where such failure has a material adverse affect on the Company;

                    (iii) Commission by the Executive of any felony or intentionally fraudulent act against the Company, or its affiliates, employees, agents or customers which demonstrates the Executive's untrustworthiness or lack of integrity;

                    (iv) The Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates any material provisions of Section 6 hereof, without authorization from the Company; or

                    (v) The Executive's commission of any fraud against the Company or any of its affiliates or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

            4.6 SURVIVAL OF CERTAIN. Sections. Sections 2.2, 4.4.3, 4.4.4, 5, 6, 7, 9, 17, 18 and 19 of this Agreement will survive the termination of this Agreement.



                                       6.

         5. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

            5.1 The Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

            5.2 The Executive recognizes that Executive's employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). The Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by the Executive from whatever source and will not, either during Executive's employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

            5.3 The Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized use that, except with the prior written consent of the Company's Board of Directors, the Executive will not, during the Term, and any period during which the Executive is receiving compensation or any other consideration from the Company, pursuant to
Section 4.4.3 herein, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of Executive's termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company's customer, supplier, service provider, vendor or distributor list.

         6. ASSIGNMENT AND BINDING EFFECT.

            This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

         7. NOTICES.

            All notices or demands of any kind required or permitted to be given by the Company or the Executive under this Agreement shall be given in writing and shall be personally



                                       7.

delivered (and receipted for) faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to the Company:

                           COVALENT GROUP, INC.
                           2890 Moon Ridge Drive
                           La Jolla, CA  92037

               If to the Executive:

                           KENNETH M. BOROW, M.D.
                           407 Wyntre Lea Drive
                           Bryn Mawr, PA  19019

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

         8. CHOICE OF LAW.

            This Agreement is made in Wayne, Pennsylvania. This Agreement shall be construed and interpreted in accordance with the laws of the State of Pennsylvania.

         9. INTEGRATION.

            This Agreement contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

         10. AMENDMENT.

             This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

         11. WAIVER.

             No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

         12. SEVERABILITY.

             The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or



                                       8.
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replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

         13. INTERPRETATION; CONSTRUCTION.

             The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged, and has consulted with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         14. REPRESENTATIONS AND WARRANTIES.

             The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

         15. COUNTERPARTS.

             This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

         16. ARBITRATION.

             To ensure rapid and economical resolution of any disputes which may arise under this Agreement, the Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association ("AAA") in Pennsylvania under the then existing employment-related AAA arbitration rules. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the Parties insofar as possible.

I HAVE READ SECTION 17 AND AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE. ______ (EXECUTIVE'S INITIALS)



                                       9.

         17. INJUNCTIVE RELIEF.

             The Executive is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value, so that the loss of such service or violation by the Executive of this Agreement, including, but not limited to, the Proprietary Information and Inventions Agreement, could not reasonably or adequately be compensated in damages in an action at law. Therefore, notwithstanding Section 18 herein, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company shall have the right during the Executive's employment hereunder (or thereafter with respect to obligation continuing after the termination of this Agreement) to compel specific performance hereof by the Executive or to obtain temporary and permanent injunctive relief against violations hereof by the Executive, including, but not limited to violations of the Proprietary Information and Inventions Agreement, and, in furtherance thereof, to apply to any court with jurisdiction over the Parties to enforce the provisions hereof.

         18. TRADE SECRETS OF OTHERS.

             It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive's former employers, nor shall the Company and/or its affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

         19. ADVERTISING WAIVER.

             During the Term of this Agreement, the Executive agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its affiliates, or the machinery and equipment used in the provision thereof, in which the Executive's name and/or pictures of the Executive taken in the course of the Executive's provision of services to the Company and/or its affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.




                                      10.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.



COVALENT GROUP, INC.

By:
   -----------------------------------------
Its:
    ----------------------------------------
Dated:
      --------------------------------------


EXECUTIVE:



--------------------------------------------
KENNETH M. BOROW, M.D.



Dated:
      --------------------------------------






                                      11.

                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS



         In consideration of the payments and other benefits set forth in
Section 4 of the Employment Agreement dated ________ __, 1999, to which this form is attached, I, KENNETH M. BOROW, M.D., hereby furnish COVALENT GROUP, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment Termination Date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am 40 years or older upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.



Date:                                        By:
     ------------------                         -------------------------------
                                                KENNETH M. BOROW, M.D.

                                    EXHIBIT B

                              COVALENT GROUP, INC.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

                              (NON-CALIFORNIA FORM)


         In consideration of my employment or continued employment by COVALENT GROUP, INC. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

         1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

         1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes: tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

         1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

         1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

         2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

         2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

         2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

         2.4 NONASSIGNABLE INVENTIONS. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy ("SPECIFIC INVENTIONS LAW"), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company's equipment, supplies, facilities, or trade secrets and neither related to the Company's actual or anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

         2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

         2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

         2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

         2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

         3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

         4. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

         5. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the officers of the Company at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

         6. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

         7. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

         8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

         9. GENERAL PROVISIONS.

            9.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of Pennsylvania, as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Pennsylvania for any lawsuit filed there against me by Company arising from or related to this Agreement.

            9.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

            9.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

            9.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

            9.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

            9.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

            9.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. Except as provided in the Employment Agreement between the parties, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

            This Agreement shall be effective as of the first day of my employment with the Company, namely: ___________, 19__.

            I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.



Dated:
      -----------------------


-----------------------------------------
(SIGNATURE)


-----------------------------------------
KENNETH M. BOROW, M.D.



ACCEPTED AND AGREED TO:

COVALENT GROUP, INC.



By:
   ---------------------------------------

Title:
      ------------------------------------


------------------------------------------
(Address)

------------------------------------------


Dated:
      -----------------------

                                    EXHIBIT A



TO:        COVALENT GROUP, INC.

FROM:      KENNETH M. BOROW, M.D.

DATE:
           ----------------------

SUBJECT:   PREVIOUS INVENTIONS



         1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by COVALENT GROUP, INC. (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

         [ ]      No inventions or improvements.

         [ ]      See below:


                  --------------------------------------------------------------

                  --------------------------------------------------------------

                  --------------------------------------------------------------


         [ ]      Additional sheets attached.

         2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):



        INVENTION OR IMPROVEMENT            PARTY(IES)            RELATIONSHIP

1.      ------------------------          --------------         --------------

2.      ------------------------          --------------         --------------

3.      ------------------------          --------------         --------------


[ ]      Additional sheets attached.